Exhibit 99.1

2941 Fairview Park Drive
Suite 100
Falls Church, VA 22042-4513
www.generaldynamics.com	News

April 20, 2005

Contact: Rob Doolittle

Tel: 703 876 3199

Fax: 703 876 3555

rdoolitt@generaldynamics.com

General Dynamics Reports Strong Earnings, Cash and

Backlog Growth for First Quarter 2005

•	EPS guidance increased

FALLS CHURCH, Va. – General Dynamics (NYSE: GD) today reported 2005 first quarter revenues of $4.8 billion, compared to 2004 first quarter revenues of $4.6 billion. Net earnings in the 2005 first quarter were $336 million, or $1.66 per share on a fully diluted basis, compared with 2004 first quarter net earnings of $269 million, or $1.34 per share fully diluted.

Net cash flow provided by operating activities was $358 million for the quarter. Free cash flow from operations, defined as net cash provided by operating activities less capital expenditures, was $317 million.

Funded backlog at the end of the first quarter was $30.7 billion, and total backlog was $44.9 billion, compared to $28.2 billion and $42 billion, respectively, at the end of the fourth quarter of 2004. Backlog increased in each of the four business segments.

Net earnings for the quarter included a one-time tax benefit resulting from the resolution of the 1999-2002 Federal audit cycle. This resulted in a tax provision of $ 69 million, which is $63 million less than the $132 million provision for taxes in the first quarter of 2004.

“General Dynamics is off to a good start for 2005,” said Nicholas D. Chabraja, General Dynamics chairman and chief executive officer. “Three of our four primary business groups demonstrated solid performance in the quarter, and we had good margin improvement in Aerospace and Information Systems and Technology. If there was a disappointment, it was that we had to take an additional charge against the commercial tanker program at NASSCO; however, we delivered the second ship of four this quarter.”

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“Total backlog increased $2.9 billion in the first quarter, with $2.5 billion of that in the funded backlog account,” Chabraja continued.

“Net cash provided by operating activities exceeded net earnings in the quarter, and free cash flow from operations nearly equaled net earnings,” Chabraja said. “Our focus on performance at all levels of the business continues to generate positive results.”

“We are increasing our guidance for 2005 earnings per share from continuing operations to $6.95 per share, approximately 16 percent above the $5.97 earnings per share recorded for continuing operations in 2004,” Chabraja said.

General Dynamics, headquartered in Falls Church, Virginia, employs approximately 70,100 people worldwide. The company is a market leader in mission-critical information systems and technologies; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and business aviation.

Certain statements made in this press release, including any statements as to future results of operations and financial projections, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on management’s expectations, estimates, projections and assumptions. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. Additional information regarding these factors is contained in the company’s filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K and our Forms 10-Q.

All forward-looking statements speak only as of the date they were made. The company does not undertake any obligation to update or publicly release any revisions to any forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

WEBCAST INFORMATION: General Dynamics will webcast its first-quarter securities analyst conference call, scheduled for 11 a.m. Eastern Daylight Time on Wednesday, April 20, 2005. Those accessing the webcast will be able to listen to management’s discussion of the first-quarter results, as well as the question-and-answer session with securities analysts.

The webcast will be a listen-only audio broadcast, available at www.generaldynamics.com. A Real Audio™ player or Windows Media™ player is required to access the webcast; information about downloading those players is available on the company’s website. An on-demand replay of the webcast will be available by 2 p.m. on April 20 and will continue for 12 months.

To hear a recording of the conference call by telephone, please call 719-457-0820; passcode 1405040. It will be available from 2 p.m. on April 20 until midnight on May 4, 2005.

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CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)

DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS

	First Quarter		Variance
	2005	2004	$	%
NET SALES	$4,819	$4,646	$173	3.7%
OPERATING COSTS AND EXPENSES	4,371	4,210	(161)

OPERATING EARNINGS	448	436	12	2.8%

Interest, Net	(34)	(39)	5
Other Expense, Net	(1)	—	(1)

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	413	397	16	4.0%

Provision for Income Taxes	69	132	63

EARNINGS FROM CONTINUING OPERATIONS	$344	$265	$79	29.8%

Discontinued Operations, Net of Tax	(8)	4	(12)

NET EARNINGS	$336	$269	$67	24.9%

EARNINGS PER SHARE - BASIC
Continuing Operations	$1.72	$1.34	$0.38	28.4%
Discontinued Operations	$(0.04)	$0.02	$(0.06)

Net Earnings	$1.68	$1.36	$0.32	23.5%

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING (IN MILLIONS)	200.6	198.4

EARNINGS PER SHARE - DILUTED
Continuing Operations	$1.70	$1.32	$0.38	28.8%
Discontinued Operations	$(0.04)	$0.02	$(0.06)

Net Earnings	$1.66	$1.34	$0.32	23.9%

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING (IN MILLIONS)	202.0	200.3

Exhibit A

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NET SALES AND OPERATING EARNINGS BY SEGMENT (UNAUDITED)

DOLLARS IN MILLIONS

	First Quarter		Variance
	2005	2004	$	%
NET SALES:
INFORMATION SYSTEMS AND TECHNOLOGY	$1,752	$1,643	$109	6.6%
COMBAT SYSTEMS	1,057	1,070	(13)	(1.2)%
MARINE SYSTEMS	1,210	1,280	(70)	(5.5)%
AEROSPACE	753	606	147	24.3%
RESOURCES	47	47	—	0.0%

TOTAL	$4,819	$4,646	$173	3.7%

OPERATING EARNINGS:
INFORMATION SYSTEMS AND TECHNOLOGY	$197	$169	$28	16.6%
COMBAT SYSTEMS	104	112	(8)	(7.1)%
MARINE SYSTEMS	49	98	(49)	(50.0)%
AEROSPACE	101	66	35	53.0%
RESOURCES	(3)	(9)	6	66.7%

TOTAL	$448	$436	$12	2.8%

OPERATING MARGINS:
INFORMATION SYSTEMS AND TECHNOLOGY	11.2%	10.3%
COMBAT SYSTEMS	9.8%	10.5%
MARINE SYSTEMS	4.0%	7.7%
AEROSPACE	13.4%	10.9%
RESOURCES	(6.4)%	(19.1)%
TOTAL	9.3%	9.4%

Exhibit B

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PRELIMINARY FINANCIAL INFORMATION (UNAUDITED)

DOLLARS IN MILLIONS EXCEPT PER SHARE AND EMPLOYEE AMOUNTS

	First Quarter 2005	First Quarter 2004
Cash	$1,511	$867

Short-term Debt	$7	$561
Long-term Debt	3,290	3,297

Total Debt	$3,297	$3,858

Net Debt	$1,786	$2,991
Shareholders’ Equity	$7,396	$6,217
Debt-to-Equity	44.6%	62.1%
Debt-to-Capital	30.8%	38.3%
Book Value per Share	$36.75	$31.26
Net Cash Provided by Operating Activities	$358	$326
Capital Expenditures	(41)	(53)

Free Cash Flow From Operations (A)	$317	$273

Total Taxes Paid	$33	$11

Depreciation and Depletion	$61	$53
Intangible Asset Amortization	24	22

Depreciation, Depletion and Amortization	$85	$75

Company Sponsored R&D (B)	$80	$93
Employment	70,100	66,100
Sales Per Employee	$281,200	$284,200
Shares Outstanding	201,230,129	198,895,570
Weighted Average Shares Outstanding -
Basic	200,557,459	198,439,517
Diluted	202,023,774	200,303,182

(A)	The company’s management believes free cash flow from operations is a measurement that is useful to investors, because it portrays the company’s ability to generate cash from its core businesses for such purposes as repaying maturing debt, funding business acquisitions and paying dividends. The most directly comparable GAAP measure to free cash flow from operations is net cash provided by operating activities.
(B)	Includes independent research and development and bid and proposal costs and Gulfstream product development costs.

Exhibit C

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BACKLOG (UNAUDITED)

DOLLARS IN MILLIONS

	First Quarter 2005
	Funded	Unfunded	Total Backlog	IDIQ Contract Value (A)	Total Estimated Contract Value
INFORMATION SYSTEMS AND TECHNOLOGY	$7,308	$2,974	$10,282	$5,723	$16,005
COMBAT SYSTEMS	8,060	2,099	10,159	89	10,248
MARINE SYSTEMS	10,396	6,849	17,245	—	17,245
AEROSPACE	4,725	2,209	6,934	—	6,934
RESOURCES	228	58	286	—	286

TOTAL	$30,717	$14,189	$44,906	$5,812	$50,718

	Fourth Quarter 2004
	Funded	Unfunded	Total Backlog	IDIQ Contract Value (A)	Total Estimated Contract Value
INFORMATION SYSTEMS AND TECHNOLOGY	$7,071	$2,276	$9,347	$6,301	$15,648
COMBAT SYSTEMS	6,398	2,318	8,716	97	8,813
MARINE SYSTEMS	9,899	6,943	16,842	—	16,842
AEROSPACE	4,652	2,192	6,844	—	6,844
RESOURCES	200	58	258	—	258

TOTAL	$28,220	$13,787	$42,007	$6,398	$48,405

(A)	IDIQ contract value represents management’s estimate of the future contract value under existing indefinite delivery, indefinite quantity contracts. Because the value in these arrangements is subject to the customer’s future exercise of an indeterminate quantity of delivery orders, the company recognizes these contracts in backlog only when they are funded.

Exhibit D

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AIRCRAFT DELIVERIES (UNAUDITED)

	First Quarter
	2005	2004
GREEN:
LARGE AIRCRAFT	14	13
MID-SIZE AIRCRAFT	6	4

TOTAL	20	17

COMPLETIONS:
LARGE AIRCRAFT	12	7
MID-SIZE AIRCRAFT	3	5

TOTAL	15	12

PRE-OWNED:	3	3

Exhibit E

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DISCONTINUED OPERATIONS (UNAUDITED)

DOLLARS IN MILLIONS

	First Quarter
	2005	2004
NET SALES	$46	$114
OPERATING COSTS AND EXPENSES	44	108

OPERATING EARNINGS	2	6
GAIN ON DISPOSAL	32	—

EARNINGS BEFORE TAXES	34	6
TAX PROVISION	42	2

EARNINGS (LOSS) FROM DISCONTINUED OPERATIONS	$(8)	$4

Exhibit F

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RECONCILIATION OF CASH FLOW TO

CHANGE IN NET DEBT (UNAUDITED)

	Net Cash Provided by Operating Activities	Free Cash Flow from Operations
CASH FROM OPERATIONS	$358	$317

CAPITAL EXPENDITURES	(41)	N/A
BUSINESS ACQUISITIONS	(37)	(37)
SALE OF BUSINESSES	373	373
SHARE REPURCHASES	(100)	(100)
DIVIDENDS	(72)	(72)
OTHER	54	54

DECREASE IN NET DEBT	$535	$535

NET DEBT, BEGINNING OF PERIOD	(2,321)	(2,321)

NET DEBT, END OF PERIOD	$(1,786)	$(1,786)

Exhibit G

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